EXHIBIT 99
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News Release
C-99057

         Texas Instruments Closes Acquisition of Unitrode Corporation

Dallas (October 15, 1999) - Texas Instruments Incorporated (NYSE: TXN) today completed its previously announced acquisition of Unitrode Corporation (NYSE:UTR) in a stock-for-stock transaction to strengthen TI's analog catalog portfolio of standard products. Unitrode is a major designer and supplier of power supply control, interface and battery management components - all rapidly growing technologies necessary for portable devices, power systems and interface applications.

With this acquisition, TI expects to offer a broader range of high-performance products into both existing and new markets. Combining Unitrode's leadership and expertise in power supply control and battery management with TI's strength in programmable digital signal processing will bring customers a more complete solution and faster time to market.

The company will continue to operate from its headquarters in Merrimack, New Hampshire, as a wholly owned subsidiary of TI.

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NOTE TO EDITORS:  Texas Instruments Incorporated is a global semiconductor company and the world's leading designer and supplier of digital signal processing and analog technologies, the engines driving the digitization of electronics. Headquartered in Dallas, Texas, the company's products also include calculators, controls and sensors, metallurgical materials and digital light processing technologies. The company has manufacturing or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at http://www.ti.com.